UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

October 6, 2004
(Date of earliest event reported)

ALASKA AIR GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-8957	91-1292054

(Commission File Number)	(IRS Employer Identification No.)

19300 Pacific Highway South, Seattle, Washington	98188

(Address of Principal Executive Offices)	(Zip Code)

(206) 392-5040

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05. Costs Associated With Exit or Disposal Activities
ITEM 7.01. Regulation FD Disclosure
Signature

FORWARD-LOOKING INFORMATION
This report may contain forward-looking statements that are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events or our future financial performance and involve known and unknown risks and uncertainties that may cause our actual results or performance to be materially different from those indicated by any forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “forecast,” “may,” “will,” “could,” “should,” “expect,” “plan,” “believe,” “potential” or other similar words indicating future events or contingencies. Some of the things that could cause our actual results to differ from our expectations are: economic conditions; the continued impact of terrorist attacks, global instability and potential U.S. military involvement; our significant indebtedness; downgrades of our credit ratings; the competitive environment and other trends in our industry; changes in laws and regulations; changes in our operating costs including fuel; changes in our business plans; interest rates and the availability of financing; liability and other claims asserted against us; labor disputes; our ability to attract and retain qualified personnel; and inflation. For a discussion of these and other risk factors, see Item 1 of the Company’s Amendment No. 1 to its Annual Report for the year ended December 31, 2003 on Form 10-K/A. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. These risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results.

ITEM 2.05. Costs Associated With Exit or Disposal Activities

In connection with restructuring initiatives announced on August 20 and September 9, Alaska Air Group, Inc. (Air Group or the Company) plans to incur $45 to $55 million (pretax) of costs in the form of severance and related benefits for impacted employees. We expect that substantially all severance will be recorded in 2004 and that approximately $23 to $27 million (pretax) will be recorded in each of the third and fourth quarters. The Company is also evaluating any possible asset impairment that may result from the announced initiatives. Any impairment charge would be in addition to the severance estimates above.

ITEM 7.01. Regulation FD Disclosure

Pursuant to 17 CFR Part 243 (“Regulation FD”), the Company is submitting information relating to its financial and operational outlook for 2004. This report includes information regarding forecasts of available seat miles (ASMs), cost per available seat mile (CASM) excluding fuel consumption and the restructuring charges associated with our recently announced restructuring efforts, as well as certain actual results for revenue passenger miles (RPMs), load factor and revenue per available seat mile (RASM), for its subsidiaries Alaska Airlines, Inc. and Horizon Air. Our disclosure of operating cost per available seat mile, excluding fuel and restructuring charges provides us the ability to measure and monitor our performance without these items. In addition, we believe the disclosure of financial performance without restructuring charges and mark-to-market hedging gains is useful to investors in evaluating our ongoing operational performance. The most directly comparable GAAP measure is total operating expense per available seat mile. However, due to the large fluctuations in fuel prices, we are unable to predict total operating expense for any future period with any degree of certainty. Please see the cautionary statement under “Forward-Looking Information.”

In accordance with General Instruction B.2 of Form 8-K, the following information shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing. This Report will not be deemed an admission as to the materiality of any information required to be disclosed solely to satisfy the requirements of Regulation FD.

References in this report on Form 8-K to “Air Group,” “the Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified. Alaska Airlines, Inc. and Horizon Air Industries, Inc. are referred to as “Alaska” and “Horizon,” respectively, and together as our “airlines.”

Third Quarter 2004

	Forecast	Change
Alaska Airlines	Q3	Yr/Yr
Capacity (ASMs in millions)	6,012	5.6%
Traffic (RPM’s in millions)	4,571	10.8%
Passenger load factor	76.0%	3.5	pts
Fuel gallons (000,000)	96.4	4.8%
Cost per ASM excluding fuel and restructuring charges (cents)	7.4	(5.1%)

Alaska Airlines’ September traffic increased 14.9% to 1.248 billion RPMs from 1.086 billion flown a year earlier. Capacity during September was 1.819 billion ASMs, 6.7% higher than the 1.705 billion in September 2003. The passenger load factor (the percentage of available seats occupied by fare-paying passengers) for the month was 68.6%, compared to 63.7% in September 2003. The airline carried 1,280,600 passengers compared to 1,144,700 in September 2003.

For August 2004, RASM increased by 2.3% as compared to August 2003. For July 2004, RASM increased by 8.8% as compared to July 2003.

	Forecast	Change
Horizon Air	Q3	Yr/Yr
Capacity (ASMs in millions)	830	18.4%
Traffic (RPMs in millions)	601	29.0%
Passenger load factor	72.4%	5.9	pts
Fuel gallons (000,000)	13.0	(10.3%)
Cost per ASM excluding fuel and restructuring charges (cents)	12.7	(10.6%)

Horizon Air’s September traffic increased 34.6% to 176.5 million RPMs from 131.1 million flown a year earlier. Capacity for September was 261.0 million ASMs, 23.3% higher than the 211.7 million in September 2003. The passenger load factor for the month was 67.6%, compared to 61.9% in September 2003. The airline carried 499,700 passengers compared to 402,800 in September 2003.

Horizon’s RPMs, passenger load factor, and passengers are reported using actual September operating data for flights operated as Horizon Air combined with estimated operating data for Horizon’s regional jet service operated as Frontier JetExpress which started in 2004.

For the third quarter of 2004, CASM excluding fuel is expected to decrease 10.6% compared to the third quarter of 2003, reflecting changes in Horizon’s flying mix from the traditional native network to a mix of native network flying and contract flying with Frontier Airlines. Under the contract flying agreement with Frontier, Horizon does not incur many of the normal costs of operations such as fuel, marketing costs and station labor and rents, resulting in significantly lower CASM (excluding fuel) and RASM. Horizon is currently operating nine 70-seat Bombardier CRJ-700 aircraft under the Frontier JetExpress brand, representing approximately 20% to 25% of total Horizon capacity and approximately 9% to 10% of total Horizon revenue.

For August 2004, RASM decreased by 13.7% as compared to August 2003. For July 2004, RASM decreased by 12.4% as compared to July 2003.

Capacity Estimates for 2004
 Provided below are current capacity (ASMs in millions) estimates for the full year of 2004:

	Forecast	Change
	2004	Yr/Yr
Alaska Airlines capacity	22,232	6.9%
Horizon Air capacity	3,079	19.9%

Other Financial Information
 Cash and Short-Term Investments
 Cash and short-term investments was approximately $876 million at September 30, 2004 compared to $871 million at August 31, 2004.

Fuel Hedging
 Beginning in the second quarter of 2004, we lost the ability to defer, as a component of Accumulated Other Comprehensive Income, recognition of any unrealized gain or loss on our fuel hedge contracts until the hedged fuel is consumed (also known as the ability to use “hedge accounting”). The implications of this loss going forward are as follows:

•	we will have more volatile earnings as we mark our entire hedge portfolio to market each period-end and report the gain or loss in other non-operating income or expense,

•	because we mark our portfolio to market each period, the impact of the fuel hedging program will not be included in our results in the same period as the related fuel is purchased and consumed.

Based on the significant increase in market fuel prices during the quarter, we expect to record a significant mark-to-market fuel hedging gain in the month of September and report significant mark-to-market gains in the third quarter, all of which will relate to fuel purchase contracts which will settle in future quarters.

Alaska Air Group’s future hedge positions are as follows:

	Approximate % of Expected	Approximate Crude Oil
	Fuel Requirements	Price per Barrel
Third Quarter 2004	40%	$29.30
Fourth Quarter 2004	50%	$30.39
First Quarter 2005	50%	$29.86
Second Quarter 2005	50%	$28.97
Third Quarter 2005	50%	$28.81
Fourth Quarter 2005	50%	$31.85
First Quarter 2006	40%	$33.22
Second Quarter 2006	30%	$34.41
Third Quarter 2006	20%	$36.05
Fourth Quarter 2006	10%	$37.28
First Quarter 2007	5%	$35.75
Second Quarter 2007	5%	$35.48
Third Quarter 2007	5%	$35.23

Operating Fleet Plan
 The following table provides a fleet summary for Alaska and Horizon for actual airplanes on hand at the end of 2003 and changes in 2004 and 2005 based on our contractual commitments and expected retirement plans:

			Change	Change
		On Hand	During	During
	Seats	YE 2003	2004	2005
Alaska Airlines
B737-200C	111	9	(2)	(1)
B737-400	138	40
B737-700	120	22
B737-800	160	0		3
B737-900	172	11	1
MD-80	140	27	(1)

Total		109	(2)	2

Horizon Air
Q200	37	28
Q400	70	16	2
CRJ 700	70	18		1

Total		62	2	1

Alaska has no firm commitments for aircraft deliveries beyond 2005. However, we plan to acquire three B737-800s in 2006. These planned acquisitions are not included in the table above since we do not have firm orders at this time. Horizon has two CRJ 700s scheduled for delivery per year from 2006 to 2009 and none thereafter.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

     ALASKA AIR GROUP, INC.

Registrant

Date: October 6, 2004

/s/ Brandon S. Pedersen

Brandon S. Pedersen
Staff Vice President/Finance and Controller

/s/ Bradley D. Tilden

Bradley D. Tilden
Executive Vice President/Finance and Chief Financial Officer